UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
April 15, 2016 (April 13, 2016)

BREITBURN ENERGY PARTNERS LP
(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of incorporation or jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

707 Wilshire Boulevard, Suite 4600
Los Angeles, CA 90017
(Address of Principal Executive Offices)
(213) 225-5900
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2016, the Board of Directors (the “Board”) of Breitburn GP LLC (the “General Partner”), the general partner of Breitburn Energy Partners LP (the “Partnership”), adopted key employee incentive compensation plans. Meridian Compensation Partners, LLC, an independent compensation consultant, advised the Board with respect to the formulation and adoption of the plans

Key Executive Incentive Plan

Participants in the Key Executive Incentive Plan are the following named executive officers of the General Partner: Halbert S. Washburn, Chief Executive Officer; Mark L. Pease, President and Chief Operating Officer; James G. Jackson, Executive Vice President and Chief Financial Officer; and Gregory C. Brown, Executive Vice President, General Counsel and Chief Administrative Officer. Participants in the Key Executive Incentive Plan will voluntarily forfeit all long-term incentive awards previously granted to them in 2016, as described in the Partnership’s Current Report on Form 8-K, dated February 3, 2016, and will voluntarily forego participation in the Partnership’s 2016 Short Term Incentive Plan (“STIP”).

Pursuant to the terms of the Key Executive Incentive Plan, participants will be eligible to receive cash payments in two equal installments. Participants will be eligible to receive the first payment upon the Partnership entering into a definitive agreement for a transaction that de-levers the Partnership’s balance sheet and on satisfactory performance against 2016 objectives. The participants will be eligible to receive the second payment upon consummation of such transaction (after determination by the Board of Directors of performance achievement). Payments are contingent on the Partnership meeting performance thresholds tied to production and lease operating expense to be established by the Compensation and Governance Committee of the Board (the “Compensation Committee”) and satisfactory individual performance of each participant. The maximum aggregate amount payable to all participants under the Key Executive Incentive Plan is $10,730,200.

Participants must be employed by the Partnership on the scheduled payment dates in order to receive a payment under the Key Executive Incentive Plan. If a participant voluntarily terminates his employment or is terminated for cause prior to the consummation of the deleveraging transaction, the participant must repay all amounts received under the Key Executive Incentive Plan as of such date.

Key Employee Program

Participants in the Key Employee Program include approximately 110 employees, including W. Jackson Washburn, Senior Vice President and a named executive officer of the General Partner. Participants in the Key Employee Program will voluntarily forfeit all long-term incentive awards previously granted to them in 2016, as described in the Partnership’s Current Report on Form 8-K, dated February 3, 2016, and will voluntarily forego participation in the Partnership’s 2016 STIP.

Pursuant to the terms of the Key Employee Program, participants will be eligible to receive quarterly cash payments in amounts to be determined by the Board. The payments are contingent on the Partnership meeting performance thresholds tied to production and lease operating expense to be established by the Compensation Committee and satisfactory individual performance.

Participants must be employed by the Partnership on the scheduled payment dates in order to receive payment under the Key Employee Program. If a participant voluntarily terminates his or her employment or is terminated for cause prior to the one year anniversary of the Key Employee Program, the participant must repay all amounts received under the Key Employee Program as of such date.

The foregoing description of each of these incentive plans does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements, which will be filed as exhibits to a future filing by the Partnership, and incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BREITBURN ENERGY PARTNERS LP

	By:	BREITBURN GP LLC,
its general partner

Date: April 15, 2016	By:	/s/ James G. Jackson
James G. Jackson
Executive Vice President and Chief Financial Officer